SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 21, 2007

Commercial Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 South Sandusky Avenue, Upper Sandusky, Ohio	43351

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01 Regulation FD Disclosure.
Signatures
Press Release, dated June 22, 2007

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 21, 2007, Philip W. Kinley, President and Chief Executive Officer of Commercial Bancshares, Inc.(the “Company”) and Commercial Savings Bank (the “Bank”), tendered his resignation from such positions effective as of the close of business June 29, 2007. The Bank is a wholly-owned subsidiary of the Company. Mr. Kinley also resigned his position as Secretary and Treasurer of Beck Title Agency, Ltd., a title insurance company in which the Bank owns a 49% interest.
     Michael A. Shope, Chairman of the Board of the Company and Bank, will serve as interim President and Chief Executive Officer of the Company and Bank while a search committee locates a permanent replacement for Mr. Kinley. Mr. Shope, 62, has served as a member of the Company’s Board of Directors since 2002 and has served as its Chairman since April, 2007. Mr. Shope has an extensive financial background and previous banking experience. He started his career as a CPA (now inactive) with Price Waterhouse & Co. He also served as Corporate Treasurer for Libbey-Owens-Ford Co. /Pilkington Inc. and retired as Chief Financial Officer of Walbro Corp., a company located in Auburn Hills, Michigan which designs and manufactures automobile parts. His banking experience includes serving as head of the Accounting Division of Huntington National Bank,serving as Corporate Controller of BancOhio National Bank until it was acquired by National City Bank and serving as a Director and as Executive Vice President, Chief Operating Officer and Chief Financial Officer of State Savings and Loan Co., a $600 million financial institution that was acquired by First Nationwide Corp.

Item 7.01 Regulation FD Disclosure.
Please see the press release attached as Exhibit 99 and incorporated herein by reference. This press release addresses the resignation of Philip W. Kinley as President and Chief Executive Officer of Commercial Bancshares, Inc. and Commercial Savings Bank.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hrereunto duly authorized.

Commercial Bancshares, Inc.
(Registrant)
Date June 25, 2007	By	/s/ Michael A. Shope
Michael A. Shope, Chairman of the Board